Exhibit 99.1

Pharma-Bio Serv Announces Total Net Revenues of $27.6 Million and Net Income of $2.4 Million for the Year Ended October 31, 2014

DORADO, PUERTO RICO / ACCESSWIRE / January 29, 2015 / Pharma-Bio Serv, Inc. (Pharma-Bio Serv or the Company) (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm, that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced total net revenues of $27.6 million for the year ended October 31, 2014, a decrease of approximately $5.5 million, or 16.7%, when compared to the same period last year. The revenue decrease is mainly attributable to a decline from consulting projects in the United States and Europe.

Net income for year ended October 31, 2014 was approximately $2.4 million, a decrease of $2.5 million when compared to the same period last year. The decrease was mainly attributable to the decline in revenue, the increase in selling general and administrative expenses, and operations investments incurred to diversify markets, services and customer base, and the impact of the effective income tax rates (including Puerto Rico favorable tax grants) over income before tax.

Selling, general and administrative expenses for the year ended in October 31, 2014 were approximately $6.1 million, a net increase of approximately $0.3 million when compared to the same period last year. The Company continued investing in its business development and operations support for all its divisions in order to diversify their services, and expand their markets and customer base.

“While we are disappointed with our 2014 results, management is excited about a number of investments and initiatives we have put in place to continue growing  operations in our key markets, while expanding our markets and customer base through diversified service offerings. We remain confident in delivering on our ambitious business plan with new initiatives, extensive business development and growth in existing and new markets," said Víctor Sánchez, CEO.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv is a compliance, project management and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Ireland and Spain. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services, with integrated portfolio services including microbiological and chemical testing services for clients in the Pharmaceutical, Biotechnology, Chemical, Medical Device, Cosmetic, Food and Allied Products industries. The Company's services also include information technology consulting through our "Integratek" consulting practice, and "Pharma Serv Academy," a division that provides technical and regulatory standards seminars/training conducted by industry experts. The Company's global team includes more than 300 leading engineering and life science professionals, quality assurance managers and directors.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. There can be no assurance that the processes being undertaken by Pharma-Bio Serv will result in growth through business development or mergers and acquisitions. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2014, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Relations Contact:
Scott Gordon
President
CorProminence LLC
scottg@corprominence.com
516 222 2560